Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-173066, 333-190524, 333-217070, 333-219870, 333-225472 and 333-238790) on Form S-8 and the Registration Statement (No. 333-253933) on Form S-3 of Kopin Corporation of our report dated March 14, 2022, relating to the consolidated financial statements of Kopin Corporation and its subsidiaries, appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 25, 2021.

/s/ RSM US LLP

Stamford, Connecticut

March 14, 2022